UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) January 3, 2006
SPECTRALINK CORPORATION
(Exact name of registrant as specified in charter)
Delaware
(State or other jurisdiction of incorporation or organization)

0-28180 (Commission file number)	84-1141188 (IRS Employer Identification Number)

5755 Central Avenue, Boulder, Colorado (Address of principal executive office)	80301-2848 (Zip code)
303-440-5330
(Registrant’s telephone number)
Not Applicable
(Former name, former address and former fiscal year, if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On January 3, 2006, in connection with the purchase by SpectraLink Corporation of KIRK telecom A/S described below, SpectraLink entered a Service Agreement with Ole Lysgaard Madsen. Mr. Madsen will serve as President and Managing Director of SpectraLink’s KIRK telecom subsidiary. Mr. Madsen will also serve as Executive Vice President of International of SpectraLink. Pursuant to the Service Agreement, Mr. Madsen will be paid an initial annual base salary of DKK 1,500,000 (approximately U.S. $240,000). He will also be eligible to be paid (1) variable compensation based upon achievement of all international sales of SpectraLink product and KIRK (exclusive of KIRK Scantel) sales targets in the amount of DKK 62,500 (approximately U.S. $10,000) (at 100% of attainment) and (2) variable compensation based upon achievement of annual KIRK (exclusive of KIRK Scantel) pre-tax earnings goals in the amount of DKK 250,000 (approximately U.S. $40,000) (at 100% of attainment), which amounts will be based on a pro rata basis above or below 100% based on the percentage of the applicable target attainment. Mr. Madsen will be paid additional amounts pursuant to the Service Agreement, including (1) the contribution by KIRK to Mr. Madsen’s pension of an amount equal to 10% of his base salary, (2) a one-time car allowance in the amount of up to DKK 1,000, 000 (approximately U.S. $160,000), and (3) 18 months salary extension upon his termination.
          A copy of the Service Agreement is filed herewith as Exhibit 10.1. We encourage you to read the Service Agreement for a more complete understanding of Mr. Madsen’s employment terms. The foregoing description of his employment terms is qualified in its entirety by reference to the full text of the attached Service Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
          On January 3, 2006, pursuant to a Stock Purchase Agreement dated December 12, 2005, SpectraLink completed its acquisition of KIRK telecom, a provider of on-site wireless communications products based in Denmark, from the stockholders of KIRK telecom. The purchase price for the transaction was DKK 389 million (approximately U.S. $62.0 million) in cash. SpectraLink funded the acquisition price with $30 million of its cash reserves and debt raised under a Credit Agreement dated December 9, 2005, with JP Morgan Chase Bank, N.A., who served as a lender and as administrative agent for the financing. The acquisition was accomplished by means of the purchase of all outstanding shares of KIRK telecom.
          SpectraLink will file copies of the Stock Purchase Agreement and Credit Agreement as exhibits to SpectraLink’s annual report on Form 10-K for the year ended December 31, 2005. We encourage you to read the Stock Purchase Agreement and Credit Agreement for a more complete understanding of these transactions. The foregoing descriptions of the Stock Purchase Agreement and Credit Agreement are qualified in their entirety by reference to the full text of these agreements. A copy of the press release announcing the consummation of this transaction is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.
          The financial statements of KIRK required by this item are not included with this report and will be filed by amendment to this report no later than March 21, 2006.
(b)	Pro Forma Financial Information.
          The pro forma financial information relative to KIRK required by this item are not included with this report and will be filed by amendment to this report no later than March 21, 2006.
(d)	Exhibits.

Exhibit Number	Description
10.1	Service Agreement, dated January 3, 2006, between SpectraLink and Ole Lysgaard Madsen.
99.1	Press Release dated January 3, 2006.*

*	This exhibit shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SPECTRALINK CORPORATION
Date: January 4, 2006
By: /s/ DAVID I. ROSENTHAL
David I. Rosenthal,
Chief Financial Officer and Executive Vice
President of Finance and Administration

EXHIBIT INDEX

Exhibit Number	Description
10.1	Service Agreement, dated January 3, 2006 between SpectraLink and Ole Lysgaard Madsen.

99.1	Press Release dated January 3, 2006.*